Dear Mike,
This letter is an addendum to your Statement of Terms and Conditions of Employment dated 28 October 2011 ("Employment Contract"), copy of which is attached.
Effective September 21, 2018, Clause 13 of your Employment Contract is hereby amended by the deletion of Clause 13 in its entirety and substituted by the following:
13.    TERMINATION OF EMPLOYMENT WITH NOTICE
In order to terminate the employment under this contract, you are required to give the Company three (3) months written notice; the Company is required to give you six (6) months written notice.
13.2    In the event that either you or the Company give such written notice the Company may, at its discretion, at any time during your notice period:
13.2.1 pay you the amount of your entitlement to base salary in lieu of any unexpired notice period; or
13.2.2 require you to not to attend at the Company's premises and to cease to have contact with any customers, suppliers and employees of the Company or any company within the ServiceSource group of companies ("Garden Leave").
13.3 The Company may use a combination of the options set out in clauses 13.2.1 and 13.2.2.
13.4     During any Garden Leave period ("Garden Leave Period") the Company shall be under no obligation to provide you with work but, insofar as the Company does require you to carry our work, any such work shall be carried out from your home.
13.5     During any Garden Leave period you will be entitled to receive your contractual salary and benefits with the exception of any variable compensation or bonus.
13.6     In addition to the payments set out in clauses 13.2.1 and 13.2.2 the Company may pay to you an amount by way of variable compensation or bonus if it is of the opinion that you are a good leaver. If the Company decides, at its absolute discretion, that you are a good leaver then the amount of such variable compensation or bonus shall be calculated by reference to such rules or applicable schemes in effect as at the date you leave our employment. There shall be no appeal from any decision(s) under this sub clause.
13.7     On the termination of your employment for whatever reasons you will be required to return to the Company without delay all items or property in your possession which are the property of the Company including, but not limited to all correspondence, records, specifications, models, notes, formulations, list, papers, reports, data stored on diskette and other property belonging to the Company or relating to its business affairs or dealings which are in your control.
13.8     In the event that you owe money to the Company at the time of your termination, e.g. as a result of hire bonus, tax equalization, loans etc., such monies must be repaid by you in full and the Company to the extent permitted by law reserves the right to deduct such monies from your pay/bonuses/stock programs and/or your pension contributions. By your acceptance of this statement you consent to the deduction of such monies.
If you are happy with this amendment please sign and return this letter (with your attached Employment Contract) to signify your agreement to this change.
Best regards,
SERVICESOURCE INTERNATIONAL, INC.
By: /s/ Patricia Elias
Name: Patricia Elias
Title: General Counsel

I Mike Naughton confirm that I have carefully read and understood the above changes to my Employment Contract and I agree to the changes.

Date:         19/09/18

/s/ Michael Naughton
Mike Naughton